Exhibit 11

                              LIBERTY BANCORP, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                     Six Months     Three Months
                                                       Ended           Ended
                                                   June 30, 2000   June 30, 2000
                                                   -------------   -------------

Net income                                           $  631,122      $  284,526
                                                     ----------      ----------

Weighted average common shares outstanding            3,470,719       3,450,979

Common stock equivalents due to dilution effect
 of stock options                                       None            None
                                                     ----------      ----------

Total weighted average common shares and
 equivalents outstanding                              3,470,719       3,450,979
                                                     ----------      ----------

Basic earnings per common share                      $     0.18      $     0.08
                                                     ==========      ==========

Diluted earnings per common share                    $     0.18      $     0.08
                                                     ==========      ==========